Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Galleria Co. Amendment No. 2 on Form S-4 and Form S-1 of our reports dated (1) August 7, 2015 (October 26, 2015 as to the effects of the Beauty Brands divestiture described in Note 13), relating to the consolidated financial statements of The Procter & Gamble Company and subsidiaries appearing in the Form 8-K of The Procter & Gamble Company dated October 26, 2015, and (2) August 7, 2015, relating to the effectiveness of The Procter & Gamble Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Procter & Gamble Company for the year ended June 30, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 24, 2016